Evans Bancorp Reports 2009 Second Quarter Results

•	Core loan growth excluding leasing at 22.5% annualized rate in second quarter

•	Average demand deposits grow at 30.8% annualized rate in second quarter

•	Net interest income increases 18.6% in second quarter compared with last year

•	Second quarter net loss of $1.9 million impacted by higher provision for loan and lease losses as Company classifies leasing portfolio as held-for-sale

•	FDIC special assessment impact of $250,000

HAMBURG, NY, August 12, 2009 – Evans Bancorp, Inc. (the “Company”) (NASDAQ: EVBN), a community financial services company serving Western New York, today reported its results of operations for the quarter ended June 30, 2009.

The Company had income from continuing operations of $0.3 million in the second quarter of 2009, a decrease of $0.8 million, or 76.7%, from income from continuing operations of $1.1 million in the prior year’s second quarter. The Company’s strong growth in net interest income from continuing operations of $0.7 million was offset by an increase in provision for loan losses of $1.4 million. The allowance for loan losses was enhanced as the troubled economy has increased the risk of loan losses. The Company also incurred a net loss from discontinued operations of $2.1 million in the second quarter of 2009, compared with net income from discontinued operations of $0.3 million in the second quarter of 2008. The Company’s lease portfolio was classified as held-for-sale at June 30, 2009, resulting in the leasing portfolio being marked to its market value as determined by preliminary competitive bids received from potential buyers. Consummation of a sale is contingent upon a completed purchase agreement satisfactory to the Company’s management. This mark was the primary factor that there was a net loss in discontinued operations. Since the lease portfolio was classified as held-for-sale at June 30, 2009, the income statement has been presented with discontinued operations for the current and all prior periods presented.

In total, the Company recorded a net loss for the second quarter of 2009 of $1.9 million, or ($0.67) per diluted share, compared with net income of $1.4 million, or $0.50 per diluted share, in the second quarter of 2008. For the year to date, the net loss was $3.1 million, or ($1.12) per share, compared with $3.0 million in net income, or $1.08 per share, in the prior year period. Return on average equity was (16.60%) for the quarter and (13.66%) for the year to date, compared with 12.37% and 13.40% in last year’s respective periods.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Given the continued challenges in the economic environment and the increased difficulties in our leasing portfolio, we have taken what we believe to be conservative and appropriate steps in assessing and increasing our provision for loan and lease losses. As we disclosed in the first quarter this year, based upon delinquency and charge-offs in our national lease portfolio we have made the decision to exit that business and market our lease portfolio for sale. Although it was a strong business for us in better economic times, its national profile and broker-based origination model does not lend itself to growing our core franchise nor fit our community-focused banking strategy. Importantly, our solid capital position enables us to take this step even as we expand our franchise in Western New York through our recently announced acquisition of Waterford Village Bank.”

Mr. Nasca continued, “Although we are clearly not satisfied with the quarterly results, we have taken the steps necessary to focus our efforts on growing our core banking, investments, and insurance businesses. We experienced excellent loan and core deposit growth this quarter, and each quarter continues to demonstrate the success we are having in deepening our market share by providing customer-centric, community-focused service. With the addition of Waterford Village Bank, which the Company acquired on July 24, 2009 in a transaction facilitated by the Federal Deposit Insurance Corporation (“FDIC”), we also extend our reach into the northern suburbs of Erie County.”

Net Interest Income
Net interest income from continuing operations increased to $4.55 million during the second quarter of 2009, an increase of 18.6% from $3.83 million in the second quarter of 2008. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. The core loan portfolio is defined as total loans and leases less direct financing leases. Core loans were $383.8 million at June 30, 2009, an increase of 5.6% from $363.4 million at March 31, 2009. This equates to a 22.5% annualized growth rate. The Company continued to experience strong growth in commercial real estate. Origination of residential mortgages was also very strong in the second quarter of 2009 with $9.2 million in originations, compared with $4.5 million in last year’s second quarter. Residential mortgage balances are lower, however, as the Company does not hold 30-year loans and has sold most of the mortgages to Fannie Mae, resulting in a gain on sale of $25 thousand, compared with a gain of $4 thousand in the previous year’s second quarter. The Company continues to service all mortgage loans it originates.

The direct financing lease portfolio declined $14.5 million to $40.9 million at the end of the 2009 second quarter as the Company ceased lease originations in the second quarter of 2009. As it was the Company’s intent as of June 30, 2009 to sell the portfolio, the lease portfolio was classified as held-for-sale and marked to its market value of $40.9 million. The market value is based on preliminary bids from marketing efforts.

Total deposits were $451.3 million at June 30, 2009, a decrease of 1.9% from $460.0 million at March 31, 2009. Seasonal reduction in the Company’s muni-vest savings account was a significant factor for the decrease in deposits in the second quarter 2009. Municipal deposits trend higher in the first quarter when municipalities collect taxes. These deposits tend to diminish throughout the fiscal year as municipalities use the funds for operations. The Company also experienced run-off in its time deposit portfolio as management chose not to retain high-rate short-term competitive time deposit rates at a time when wholesale rates remained at historical lows.

These decreases were mostly offset by growth in the Company’s core savings and checking accounts. The Company continued to benefit from account acquisition in its premium retail money market product during the second quarter of 2009. Savings accounts grew $8.3 million, or 4.5%, in the second quarter. This equates to an annualized growth rate of 18.0%. There was also significant growth in the Company’s core checking accounts. Due to the transactional nature of non-interest bearing demand deposits, growth is best measured by looking at average balances. Average demand deposits grew $6.1 million during the second quarter, or 7.7%, to $85.3 million. This equates to a 30.8% annualized growth rate.

The Company’s net interest margin continued to perform well at 4.25% in the second quarter of 2009, down slightly from 4.31% in first quarter of 2009. The Company’s net interest margin for the second quarter decreased from 4.70% in the second quarter of 2008. The decreased margin was partly due to a higher concentration of investments in the second quarter 2009, which typically have lower yields than loans, and run-off in the leasing portfolio. The Company’s leases typically yielded approximately 14%, much higher than the Company’s core loan portfolio. Limiting the effect of these factors was strong demand deposit growth. Compared with the second quarter of 2008, the Company’s average demand deposits were 17.0% higher in the second quarter of 2009. As the Company exits the leasing business, it is expected that the net interest margin will decline.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases increased to 7.48% for the second quarter of 2009 compared with 1.59% in the first quarter of 2009 and 0.42% for the 2008 second quarter. This increase in net charge-offs was primarily related to the direct finance national lease portfolio. As noted earlier, the leasing portfolio was classified as held-for-sale on the balance sheet as of June 30, 2009, and as such was marked down to its market value. This mark-to-market adjustment and actual charge-offs amounted to $7.7 million in the second quarter. The Company had previously reserved $3.8 million resulting in the $3.9 million impact to earnings related to the leasing mark-to-market adjustment and net charge-offs in the second quarter. Excluding the direct lease portfolio, there were $176 thousand in net charge-offs in the core loan portfolio.

The ratio of non-performing loans and leases to total loans and leases increased to 1.14% at June 30, 2009, compared with 0.98% at March 31, 2009 and 0.12% at the end of last year’s second quarter. The increase in non-performing loans and leases of $0.8 million from March 31, 2009 was mostly a result of further weakness in the leasing portfolio as non-accruing leases increased from $1.6 million at March 31, 2009 to $2.1 million at June 30, 2009.

The increased net charge-offs and non-performing loans resulted in an increased provision for loan and lease losses for the core loan portfolio of $1.7 million in the second quarter of 2009, compared with $0.2 million in the second quarter of 2008. The allowance for loan and lease losses to total loans and leases ratio was 1.31% at June 30, 2009, compared with 1.86% at March 31, 2009, and 1.38% at June 30, 2008. The decrease in the allowance to loans ratio was a result of the charge-off of the reserve for leases as the portfolio was classified in held-for-sale at its market value at June 30, 2009.

Gary Kajtoch, Senior Vice President and CFO of Evans Bank noted, “The recession will continue to challenge asset quality for all banks. Nonetheless, the strategic actions we are taking to exit the national leasing business better aligns our loan portfolio with the risk profile we desire to maintain. Although we will not realize the high yields leasing had offered us in recent years, we also will avoid the troughs that are inherent in that business during economic downturns. We believe our proactive efforts with the leasing portfolio as well as the conservative management of our core loan portfolio enables us to protect our capital while continuing to lend in our region. It is our intention to manage and preserve capital so that we are able to continue our consistent historical record of maintaining capital ratios in excess of federal ‘well-capitalized’ standards.”

Non-Interest Income

Non-interest income, which represented 39.9% of total revenue compared with 40.9% in last year’s second quarter, increased 13.5%, or $0.36 million, from last year’s second quarter to $3.02 million in the second quarter of 2009.

Insurance service and fee income of $1.62 million for the second quarter of 2009 remained flat when compared to last year’s second quarter. The increase in non-interest income was mostly in other income which increased $0.31 million from the second quarter of 2008 to the second quarter of 2009 due to revenue generated by Suchak Data Systems, Inc. (“SDS”). SDS is a data processing company acquired by the Company in December 2008 after serving as the Company’s outsourced data center for over 20 years.

Non-Interest Expense

Total non-interest expense was $5.56 million for the second quarter of 2009, an increase of 15.9% from
$4.80 million in the second quarter of 2008. The largest component of the increase in total non-interest expenses from last year’s second quarter was salaries and employee benefits, which increased $0.3 million over the second quarter of 2008, or 9.6%, to $2.96 million for the quarter. Salaries and benefits were higher because of the addition of 18 new employees including those working in the Company’s new branch office in the Elmwood Village in Buffalo, and from the acquisitions of SDS and the Fitzgerald Agency, an insurance agency acquired in September 2008. Another significant factor in the increase in non-interest expenses was a $250 thousand special FDIC assessment accrued for in June 2009.

The efficiency ratio for the second quarter of 2009 decreased to 70.59% from 71.38% in last year’s second quarter. Goodwill impairment and amortization are excluded from the efficiency ratio calculation.

Total Company income tax benefit totaled $1.15 million for the three month period ended June 30, 2009 reflecting an effective tax rate of 38.2%. The effective tax rate for the second quarter of last year was 28.1%. Excluding the tax benefit from the impairment charge and the mark to market leasing adjustment, the Company records an effective tax rate based on the expected rate for the entire year.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard of 5.00% with a Tier 1 leverage ratio of 7.89%. Average equity as a percentage of average assets was 8.02% in the three months ended June 30, 2009, compared with 8.58% in the three months ended March 31, 2009, and 9.71% in the three months ended June 30, 2008. The decrease was the result of strong growth in core earning assets over the last year as well as the net loss incurred in the second quarter of 2009. The net loss in the second quarter resulted in a lower book value per share of $15.08 at June 30, 2009, compared with $15.80 at March 31, 2009, and $16.44 at June 30, 2008.

Conclusion
Mr. Nasca noted, “We are pleased with our demonstrated success in our strategy to acquire a larger share of the WNY banking market as well as our recent strategic acquisition of Waterford Village Bank. We are not, however, satisfied with our quarterly results due to the performance of our national leasing portfolio. Investing in Western New York and maintaining a strong capital base will enable us to continue to expand our customer base and provide the high quality service our customers enjoy. We expect to continue to make inroads in capturing greater market share and gaining a larger percentage share of our customers’ financial relationships even in this recessionary environment.”

On July 24, 2009, the Company announced that its wholly-owned subsidiary, Evans Bank, N.A., had entered into a definitive purchase and assumption agreement with the FDIC under which it assumed approximately $51 million in liabilities consisting almost entirely of deposits and certain other liabilities consisting primarily of accrued interest, and purchased substantially all of the assets, including a $43 million loan portfolio, of Waterford Village Bank, a community bank located in Williamsville, New York. This was the first New York State bank failure since 2004.

Mr. Nasca concluded, “We have welcomed Waterford Village Bank customers into Evans Bank and look forward to providing for all of their financial needs. We hope that they find, as our other customers have, that the professional, personalized service we offer exceeds their expectations.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $553 million in assets and $451 million in deposits at June 30, 2009. The bank has 13 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands except share and per share data)

	Three Months Ended June 30,
	2009	2008	% Change
INTEREST INCOME
Loans and leases	$5,147	$4,722	9.0%
Securities:
Taxable	388	323	20.1
Non-taxable	447	392	14.0

Total interest income	5,982	5,437	10.0

INTEREST EXPENSE
Deposits	1,140	1,151	-1.0
Other borrowings	297	453	-34.4

Total interest expense	1,437	1,604	-10.4

NET INTEREST INCOME	4,545	3,833	18.6
PROVISION FOR LOAN AND LEASE LOSSES	1,672	231	623.8

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	2,873	3,602	-20.2

NON-INTEREST INCOME:
Bank charges	563	540	4.3
Insurance service and fees	1,623	1,617	0.4
Net gains on sales and calls of securities	6	7	-14.3
Premium on loans sold	25	4	525.0
Other	798	488	63.5

Total non-interest income	3,015	2,656	13.5

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,957	2,698	9.6
Occupancy	656	576	13.9
Professional services	327	233	40.3
Technology and communications	225	288	-21.9
Amortization of intangibles	223	166	34.3
FDIC insurance	320	30	966.7
Other	847	802	5.6

Total non-interest expense	5,555	4,793	15.9

Income from Continuing Operations Before Income Taxes	333	1,465	-77.3
Income Taxes	75	360	-79.2

Income from Continuing Operations	$258	$1,105	-76.7%
Discontinued Operations:
(Loss) Income from discontinued operations	(3,331)	460	NM
Income tax (benefit) provision	(1,220)	180	NM

(Loss) Income from discontinued operations	(2,111)	280	NM

Net (Loss) Income	($1,853)	$1,385	NM

Earnings (Loss) per common share:
Basic:
Income from continuing operations	$0.09	$0.40
(Loss) Income from discontinued operations	($0.76)	$0.10

	($0.67)	$0.50

Diliuted:
Income from continuing operations	$0.09	$0.40
(Loss) Income from discontinued operations	($0.76)	$0.10

	($0.67)	$0.50

Cash dividends per common share	$0.00	$0.00

Weighted average number of basic common shares	2,785,803	2,748,771

Weighted average number of diluted common shares	2,785,803	2,750,563

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands except share and per share data)

	Six Months Ended June 30,
	2009	2008	% Change
INTEREST INCOME
Loans and leases	$10,128	$9,319	8.7%
Securities:
Taxable	724	648	11.7
Non-taxable	875	791	10.6

Total interest income	11,727	10,758	9.0

INTEREST EXPENSE
Deposits	2,270	2,360	-3.8
Other borrowings	613	1,036	-40.8

Total interest expense	2,883	3,396	-15.1

NET INTEREST INCOME	8,844	7,362	20.1
PROVISION FOR LOAN AND LEASE LOSSES	2,127	371	473.3

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	6,717	6,991	-3.9

NON-INTEREST INCOME:
Bank charges	1,123	1,072	4.8
Insurance service and fees	3,948	3,751	5.3
Net gain on sales and calls of securities	6	7	-14.3
Premium on loans sold	54	5	980.0
Other	1,640	1,209	35.6

Total non-interest income	6,771	6,044	12.0

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,115	5,426	12.7
Occupancy	1,373	1,200	14.4
Professional services	621	482	28.8
Technology and communications	397	562	-29.4
Amortization of intangibles	447	328	36.3
FDIC insurance	383	40	857.5
Other	1,601	1,595	0.4

Total non-interest expense	10,937	9,633	13.5

Income from Continuing Operations Before Income Taxes	2,551	3,402	-25.0
Income Taxes	595	892	-33.3

Income from Continuing Operations	$1,956	$2,510	-22.1%
Discontinued Operations:
(Loss) Income from discontinued operations	(7,437)	766	NM
Income tax (benefit) provision	(2,381)	298	NM

(Loss) Income from discontinued operations	(5,056)	468	NM

Net (Loss) Income	($3,100)	$2,978	NM

Earnings (Loss) per common share:
Basic:
Income from continuing operations	$0.70	$0.91
(Loss) Income from discontinued operations	($1.82)	$0.17

	($1.12)	$1.08

Diliuted:
Income from continuing operations	$0.70	$0.91
(Loss) Income from discontinued operations	($1.82)	$0.17

	($1.12)	$1.08

Cash dividends per common share	$0.41	$0.37

Weighted average number of basic common shares	2,778,271	2,748,643

Weighted average number of diluted common shares	2,778,271	2,749,645

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(in thousands except shares and per share data)

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008

ASSETS
Investment Securities	79,833	93,179	75,755	64,171	67,057
Loans	383,837	363,366	349,074	328,889	315,145
Leases	—	55,434	58,639	55,629	50,875
Leases held for sale	40,920	—	—	—	—
Allowance for loan and lease losses	(5,579)	(7,779)	(6,087)	(5,091)	(5,059)
Goodwill and intangible assets	10,585	10,801	12,946	12,488	12,226
All other assets	43,227	41,458	38,647	46,676	44,495
Total assets	552,823	$556,459	$528,974	$502,762	$484,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	87,842	$80,315	$75,959	$78,473	$76,947
NOW deposits	11,939	9,471	10,775	12,635	16,691
Regular savings deposits	191,645	183,378	154,283	141,676	107,845
Muni-vest deposits	31,592	45,797	26,477	24,198	17,952
Time deposits	128,235	141,065	136,459	146,534	152,025
Total deposits	451,253	460,026	403,953	403,516	371,460
Borrowings	49,494	39,582	66,512	40,603	57,104
Other liabilities	9,917	13,097	12,590	13,096	10,877
Total stockholders’ equity	42,159	43,754	45,919	5,547	45,298

SHARES AND CAPITAL RATIOS
Common shares outstanding	2,795,198	2,769,788	2,771,788	2,755,274	2,755,274
Treasury shares	—	2,000	—	4,426	4,426
Book value per share *	15.08	15.80	16.57	16.53	16.44
Tangible book value per share	11.30	11.90	11.90	12.00	12.00
Tier 1 leverage ratio	7.89%	8.47%	9.02%	9.26%	9.90%
Tier 1 risk-based capital ratio	9.66%	10.13%	10.57%	11.19%	11.75%
Total risk-based capital ratio	10.91%	11.39%	11.82%	12.44%	13.00%
Common dividend payout ratio	NM	109.54%	43.74%	41.23%	39.10%

ASSET QUALITY DATA
Non-performing loans	2,707	2,501	2,788	343	294
Non-performing leases	2,146	1,592	791	439	136
Total non-performing loans and leases	4,853	4,093	3,579	782	430
Net loan charge-offs (recoveries)	176	9	(1)	1	(1)
Net lease charge-offs	7,659	1,613	699	549	369
Total net loan and lease charge-offs	7,835	1,622	698	550	368

Non-performing loans/Total loans and leases	0.64%	0.60%	0.68%	0.09%	0.08%
Non-performing leases/Total loans and leases	0.50%	0.38%	0.20%	0.11%	0.04%
Non-performing loans and leases/Total loans and leases	1.14%	0.98%	0.88%	0.20%	0.12%
Net loan charge-offs/Average loans and leases	0.17%	0.00%	0.00%	0.00%	0.00%
Net lease charge-offs/Average loans and leases	7.31%	1.59%	0.71%	0.59%	0.42%
Net loan and lease charge-offs/Average loans and leases	7.48%	1.59%	0.71%	0.59%	0.42%
Allowance to loans and leases	1.31%	1.86%	1.49%	1.32%	1.38%

PERFORMANCE RATIOS
Return on average total assets	-1.34%	-0.93%	0.40%	1.16%	1.20%
Return on average stockholders’ equity	-16.60%	-10.81%	4.37%	12.32%	12.37%
* Non- GAAP measure

        EVANS BANCORP, INC AND SUBSIDIARIES
   SELECTED AVERAGE BALANCES AND YIELDS/RATES
       (in thousands)

                                                                2009                                2009                   2008                  2008                   2008

                                                                 Second Quarter                             First Quarter               Fourth Quarter               Third Quarter               Second Quarter
                                                       -----------------                     -------------         --------------         -------------         --------------

   AVERAGE BALANCES

(dollars in thousands)

Loans and leases, net                                           $418,952                         $406,945               $390,670              $370,349               $345,200

Investment securities                                             83,480                           76,011                 65,902                66,017                 65,077

Interest bearing deposits at banks                                 1,104                              602                  1,685                 3,086                    651

Total interest-earning assets                                    503,536                          483,558                458,257               439,452                410,928

Non interest-earning assets                                       53,550                           54,102                 51,819                53,369                 50,220

Total Assets                                                     557,086                          537,660               $510,076              $492,821               $461,148

NOW                                                              $10,940                          $12,249                $10,376               $13,669                $12,722

Regular savings                                                  186,467                          167,769                146,184               126,324                 93,448

Muni-Vest savings                                                 38,976                           30,113                 24,216                20,742                 24,457

Time deposits                                                    136,110                          136,954                143,794               150,496                145,705

Total interest-bearing deposits                                  372,493                          347,085                324,570               311,231                276,332

Other borrowings                                                  42,077                           52,506                 47,666                45,146                 56,594

Total interest-bearing liabilities                               414,570                          399,591                372,236               356,377                332,926

Demand deposits                                                   85,334                           79,220                 80,089                79,107                 72,940

Other non-interest bearing liabilities                            12,527                           12,693                 11,524                11,075                 10,493

Stockholders' equity                                              44,655                           46,156                 46,227                46,262                 44,789

   YIELD/RATE

Loans and leases, net                                              6.33%                             6.55%                  6.98%                 7.46%                  7.46%

Investment securities                                              4.00%                             4.02%                  3.97%                 4.32%                  4.38%

Interest bearing deposits at banks                                 0.06%                             0.06%                  0.71%                 1.69%                  1.84%

Total interest-earning assets                                      5.93%                             6.14%                  6.52%                 6.95%                  6.96%

NOW                                                                0.29%                             0.36%                  0.46%                 0.82%                  0.75%

Regular savings                                                    1.30%                             1.53%                  1.95%                 1.74%                  1.22%

Muni-Vest savings                                                  0.68%                             0.89%                  1.70%                 1.85%                  1.93%

Time deposits                                                      3.36%                             3.44%                  3.69%                 3.83%                  3.95%

Total interest-bearing deposits                                    1.96%                             2.19%                  2.65%                 2.72%                  2.70%

Other borrowings                                                   2.82%                             2.41%                  3.13%                 3.41%                  3.20%

Total interest-bearing liabilities                                 2.05%                             2.21%                  2.71%                 2.81%                  2.79%

Interest rate spread                                               3.88%                             3.93%                  3.81%                 4.14%                  4.17%

Contribution of interest-free funds                                0.37%                             0.38%                  0.51%                 0.53%                  0.53%

Net interest margin                                                4.25%                             4.31%                  4.32%                 4.67%                  4.70%